Exhibit 99.1

2023 Annual Meeting

1 Forward-looking Statements Except for historical information, all the statements, expectations and assumptions contained in this presentation are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including estimated market opportunities for our product candidates and platform technology. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to, among other things: risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment, timing, progress and results of such trials; the timing of, and our ability to submit applications for, obtaining and maintaining regulatory approvals for our product candidates; the potential advantages of our product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties to develop and commercialize our product candidates; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our product candidates; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and our competitive position. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

2 An Ophthalmic Technology Company With a Common Platform The First FDA Approval for Optejet® Technology Metered ~8μL spray dosing of topical medication Horizontal delivery at the touch of a button

MydCombi™

The First and Only Ophthalmic Spray for Mydriasis

Designed to Enhance Office Efficiency

A Diagnostic Paid for by the Eye Care Practitioner's Office

Replaces Up to Three Existing Products

Beta Launch 2H 2023 - Expanded Launch Early 2024


CARTRIDGE
CARTRIDGE
1 CARTRIDGE
MydCombi
(tropicamide and phenylephrine HCl ophthalmic spray) 1%/2.5%

[1]**Indication: MYDCOMBI (tropicamide 1% and phenylephrine HCl 2.5%) ophthalmic spray is indicated to induce mydriasis for routine diagnostic procedures and in conditions where short term pupil dilation is desired. IMPORTANT SAFETY INFORMATION. CONTRAINDICATIONS:** Known hypersensitivity to any component of the formulation. **WARNINGS AND PRECAUTIONS.** FOR TOPICAL OPHTHALMIC USE. NOT FOR INJECTION. This preparation may cause CNS disturbances which may be dangerous in pediatric patients. The possibility of psychotic reaction and behavioral disturbance due to hypersensitivity to anticholinergic drugs should be considered. Mydriatics may produce a transient elevation of intraocular pressure. Significant elevations in blood pressure have been reported. Caution in patients with elevated blood pressure. Rebound miosis has been reported one day after installation. Remove contact lenses before using. **DRUG INTERACTIONS.** Atropine-like Drugs: May exaggerate the adrenergic pressor response. Cholinergic Agonists and Ophthalmic Cholinesterase Inhibitors: May interfere with the antihypertensive action of carbachol, pilocarpine, or ophthalmic cholinesterase inhibitors. Potent Inhalation Anesthetic Agents: May potentiate cardiovascular depressant effects of some inhalation anesthetic agents. **ADVERSE REACTIONS.** Most common ocular adverse reactions include transient blurred vision, reduced visual acuity, photophobia, superficial punctate keratitis, and mild eye discomfort. Increased intraocular pressure has been reported following the use of mydriatics. Systemic adverse reactions including dryness of the mouth, tachycardia, headache, allergic reactions, nausea, vomiting, pallor, central nervous system disturbances and muscle rigidity have been reported with the use of tropicamide. To report SUSPECTED ADVERSE REACTIONS, contact Eyenovia, Inc. At 1-833-393-6684 or FDA at 1-800-FDA-1088 (www.fda.gov/medwatch) www.mydcombi.com for FULL PRESCRIBING INFORMATION eyenovia

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4 Eyenovia Commercial Manufacturing Online MAY 2023 2024 JUL SEP NOV MydCombi Launch Timeline State Pharmacy Licenses Beta Launch Expanded Launch Required for Interstate Commerce Training and ordering system implementation

5 Eyenovia Has Met its Stated Corporate Objectives In The Past 12 Months Validation of Optejet technology with FDA approval of MydCombi Execution of our R&D/MFG strategic plan Preparations for Apersure™ (Microline) NDA in the consumer-friendly Gen-2 device

6 • Improved ability to manufacture • Sleek ergonomic design • On board data collection and reporting integrates with AI systems Optejet Gen-2 Optejet Gen-2 is the Commercial Device for Apersure™ • 4 out of 5 patients preferred the Optejet over an eyedropper when considering presbyopia treatment1 • Unlike presbyopia eye drops, Apersure™ may be monetized through the selling of the device by ODs – Business model aligns with existing retail component of the eye care practitioner’s business • In recent market research, Optejet differentiation and clinical profile leads ODs to believe Apersure will be the leading pharmacologic in presbyopia space • Targeting end of 2024 for NDA filing at the conclusion of 12-months stability testing 1. J. Reckner & Associates Market Research (May 2022)

7 Corporate Strategy is to Maximize the Value of Our Current and Potential Future Assets Opportunities Dry Eye Glaucoma Out-licensing in high-value therapeutic categories In-house product development: MydCombi Apersure Future/partnered product development MicroPine (Childhood Progressive Myopia)

Glaucoma and Dry Eye Represent 80% of the Value in Topical Ophthalmic Therapies

GLAUCOMA

- Addresses need for an easier to administer product with potentially fewer side effects and added benefits such as dosing reminders
- Digital technology may provide doctors and managed care organizations with an unbiased measure of patient adherence and compliance, enabling data-based decision making

DRY EYE

- Addresses the need for an easier to administer product with potentially fewer side effects
- May reduce the detrimental impact of preservatives on the ocular surface[1]
- May improve the probability of success in phase 3 trials by decreasing the placebo effect of wetting the eye


US Topical Ophthalmic Solution Market (Billions)
2022, Total Value $7.8B
All Other Therapies Combined, $1.5
Dry Eye, $3.6
Glaucoma, $2.7

eyenovia

[1] Hamrah, P. et al. Cytotoxicity Evaluation for BAK-preserved Latanoprost Delivered By Drop vs. Microdose Array Print Technology. ARVO 2023 poster. New Orleans, LA

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9 Strategic Commercialization Timeline 2024-2028 MydCombi™ 2024 2028 Apersure™ Target: Dry Eye Target: Glaucoma 2025 2026 2027 Target: Licensed in New Molecular Entity Potential Partner Portfolio

10 Upcoming Potential Milestones First Commercial Sale of MydCombi™ Potential Licensing and/or Partnership Agreements Planned NDA Filing for Apersure Production of Pre-NDA Batches for Apersure™ (Microline) 3Q 2023 4Q 2024